Exhibit 99.1

Scholar Rock Announces the Addition of Srinivas Akkaraju, M.D., Ph.D. to Its Board of Directors

CAMBRIDGE, Mass.—July 26, 2022— Scholar Rock (NASDAQ: SRRK), a Phase 3 clinical-stage biopharmaceutical company focused on the treatment of serious diseases in which protein growth factors play a fundamental role, today announced that Dr. Srinivas Akkaraju, Founder and Managing General Partner at Samsara BioCapital, has been appointed to Scholar Rock’s Board of Directors as an independent director.

With over two decades of fundamentals-based, long term investment experience in the biotechnology sector, Dr. Akkaraju will add valuable experience and insight to Scholar Rock’s Board of Directors as the company advances its late stage development pipeline and also invests in its robust discovery programs.

“We are thrilled to welcome Dr. Akkaraju to Scholar Rock’s Board of Directors as we continue to expand upon our diverse network of experienced biotechnology company-builders,” said Nagesh Mahanthappa, Ph.D., Founding Chief Executive Officer & President of Scholar Rock. “Dr. Akkaraju’s deep understanding of our scientific platform, our clinical programs and the complexities of the biotech capital markets, will be an invaluable addition to our Board as we work diligently to accelerate our highly innovative therapeutic candidate for spinal muscular atrophy through its Phase 3 clinical trial and begin planning for our first potential commercial launch.”

“I have always been passionate about supporting innovation that has transformative potential for patients and I am inspired by Scholar Rock’s mission and data-driven approach making use of its proprietary platform to modulate growth factors in the TGFβ superfamily to achieve differentiated pharmacology with huge therapeutic potential,” said Dr. Akkaraju. “I have been closely following Scholar Rock’s progress over several years, and I am looking forward to partnering with the Board and the executive leadership team as we continue advancing the company’s progress towards improving the current standard of care for a range of serious diseases.”

In 2017, Dr. Akkaraju founded Samsara BioCapital, where he currently serves as Managing General Partner. A biotech investment fund that recently invested in Scholar Rock’s completed registered direct offering, Samsara is focused on translating cutting-edge biology into new therapies to treat patients with unmet medical needs. Prior to Samara, Dr. Akkaraju held key strategic, leadership, operational, and advisory roles at various venture capital firms focusing on the biopharmaceutical and life science industries, including Sofinnova Investment, Inc., New Leaf Venture Partners, and Panorama Capital, LLC. Prior to co-founding Panorama Capital in 2005, he served as a Partner with J.P. Morgan Partners and advised on Business and Corporate Development at Genentech, Inc.

Dr. Akkaraju received his M.D. and a Ph.D. in Immunology from Stanford University and his undergraduate degrees in Biochemistry and Computer Science from Rice University. He also serves as a director of Chinook Therapeutics, Intercept Pharmaceuticals, Syros Pharmaceuticals, and Jiya Acquisition Corp. Previously, Dr. Akkaraju served as a director on the Boards of Seattle Genetics, Barrier Therapeutics, Eyetech Pharmaceuticals, ZS Pharma, Synageva Biopharma Corp., aTyr Pharma, and Amarin Corporation plc.

About Scholar Rock

Scholar Rock is a clinical-stage biopharmaceutical company focused on the discovery and development of innovative medicines for the treatment of serious diseases in which signaling by protein growth factors plays a fundamental role. Scholar Rock is creating a pipeline of novel product candidates with the potential to transform the lives of patients suffering from a wide range of serious diseases, including neuromuscular disorders, cancer, and fibrosis. Scholar Rock’s approach to targeting the molecular mechanisms of growth factor activation enabled it to develop a proprietary platform for the discovery and development of monoclonal antibodies that locally and selectively target these signaling proteins at the cellular level. By developing product candidates that act in the disease microenvironment, the Company intends to avoid the historical challenges associated with inhibiting growth factors for therapeutic effect. Scholar Rock believes its focus on biologically validated growth factors may facilitate a more efficient development path. For more information, please visit www.ScholarRock.com or follow Scholar Rock on Twitter (@ScholarRock) and LinkedIn (https://www.linkedin.com/company/scholar-rock/). Investors and others should note that we communicate with our investors and the public using our company website www.scholarrock.com, including, but not limited to, company disclosures, investor presentations and FAQs, Securities and Exchange Commission filings, press releases, public conference call transcripts and webcast transcripts, as well as on Twitter and LinkedIn. The information that we post on our website or on Twitter or LinkedIn could be deemed to be material information. As a result, we encourage investors, the media and others interested to review the information that we post there on a regular basis. The contents of our website or social media shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Scholar Rock® is a registered trademark of Scholar Rock, Inc.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding Scholar Rock’s future expectations, plans and prospects, including without limitation, Scholar Rock’s expectations regarding its growth, strategy, and progress and indication selection and development timing, the ability of any individual to affect the growth, strategy, and progress of Scholar Rock, and the potential of its product candidates and proprietary platform. The use of words such as “may,” “might,” “could,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “intend,” “future,” “potential,” or “continue,” and other similar expressions are intended to identify such forward-looking statements. All such forward-looking statements are based on management's current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, without limitation, Scholar Rock’s ability to provide the financial support, resources and expertise necessary to identify and develop product candidates on the expected timeline, the data generated from Scholar Rock’s nonclinical and preclinical studies and clinical trials, and Scholar Rock’s ability to manage expenses and to obtain additional funding when needed to support its business activities, as well as those risks more fully discussed in the section entitled "Risk Factors" in Scholar Rock’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, as well as discussions of potential risks, uncertainties, and other important factors in Scholar Rock’s subsequent filings with the Securities and Exchange Commission. Any forward-looking statements represent Scholar Rock’s views only as of today and should not be relied upon as representing its views as of any subsequent date. All information in this press release is as of the date of the release, and Scholar Rock undertakes no duty to update this information unless required by law.

Scholar Rock:

Investors
Rushmie Nofsinger
Scholar Rock
rnofsinger@scholarrock.com
ir@scholarrock.com
857-259-5573

Media
Ariane Lovell
Finn Partners
ariane.lovell@finnpartners.com
media@scholarrock.com
917-565-2204

Source: Scholar Rock